Exhibit 10(w)

SECOND AMENDED AND RESTATED MASTER TRUST

          THIS SECOND AMENDED AND RESTATED MASTER TRUST AGREEMENT, made as of this 1st day of January, 2001, by and among The Dayton Power and Light Company, an Ohio corporation (“DP&L”), the grantor, DPL Inc., an Ohio corporation, BANK ONE TRUST COMPANY, N.A. (“Bank One”), RICHARD J. CHERNESKY (“Chernesky”), RICHARD A. BROOCK (“Broock”), and FREDERICK J. CASPAR (“Caspar”) (Bank One, Chernesky, Broock, and Caspar being hereinafter referred to collectively as the “Trustees,” and Chernesky, Broock, and Caspar being hereinafter referred to collectively as the “Individual Trustees”), under the following conditions.

          A.  The Company has adopted the 1991 Amended Directors Deferred Compensation Plan (“DDCP”), the Directors Deferred Stock Compensation Plan (“DDSCP”), the Key Employees Deferred Compensation Plan (“KEDCP”), the Management Stock Incentive Plan (“MSIP”), and the Supplemental Executive Retirement Plan (“SERP”) for certain directors and key executives of the Company, and has entered into certain severance agreements with certain key executives of the Company providing for benefits upon a Change of Control and termination of employment (the

“Severance Contracts”), and may in the future adopt other plans for certain directors and key employees of the Company (the DDCP, the DDSCP, the KEDCP, the MSIP, the SERP, the Severance Contracts and such other plans, as the same may be amended from time to time, are hereinafter referred to collectively as the “Director and Executive Plans”); and

          B.  DPL Inc. and DP&L have entered into the Amended Master Trust Agreement dated January 1, 1991, and amended and restated such agreement as of February 1, 1995 (the “Prior Trust Agreement”) with Bank One, Chernesky and Broock, as trustees; and

          C.  DPL Inc. and DP&L also established a trust (the “Second Master Trust”) by entering into that certain Master Trust Agreement dated as of February 1, 1995, with Barnett Banks Trust Company, N.A., Chernesky and Broock, as trustees; and

          D.  The Master Trust has been created, and is being funded and maintained, by DPL Inc. and/or DP&L as a grantor trust to secure, in conjunction with the Second Master Trust and any other trust hereafter created by the Company for the purpose of funding benefits under the Director and Executive Plans (the

Second Master Trust, and any such other trust hereafter created (as the same may be amended from time to time) are referred to herein as the “Other Trusts”), the benefits under the Director and Executive Plans thereby preventing the frustration of the purposes of the Director and Executive Plans upon a Change of Control, all for the benefit of the directors and key employees of the Company participating in the Director and Executive Plans; and

          E.  DP&L and DPL Inc., in accordance with Paragraph B of Article 4 of the Prior Trust Agreement, reserved the right to alter or amend said agreement, and does hereby so alter, amend and restate in its entirety said agreement and the parties hereto agree that the provisions hereof shall altogether supersede and be substituted for all the provisions of the Prior Trust Agreement.

     NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

DEFINITIONS

          A.  “Beneficiary” means (1) such of the directors participating in the DDCP (and their designated beneficiaries as provided for in Section 4.C of the DDCP) whose benefits under the DDCP are to be funded through the Master Trust, (2) such of the Participants of the DDSCP (and their designated beneficiaries as provided in Section 5.D of the DDSCP) whose benefits under the DDSCP are to be funded through the Master Trust, (3) such of the Participants of the KEDCP as defined in Section 2.K of the KEDCP (and their designated beneficiaries as provided in Section 5.A of the KEDCP) whose benefits under the KEDCP are to be funded through the Master Trust, (4) such of the Participants of the MSIP as defined in Section 5 of the MSIP (and their designated beneficiaries) whose benefits under the MSIP are to be funded through the Master Trust, (5) such of the Eligible Executives as defined in Section 2.1(g) of the SERP (and their surviving Spouses as defined in Section 4.4 of the SERP, or their designated beneficiaries or estate as provided in Section 4.6(g) of the SERP) whose benefits under the SERP are to be funded through the Master Trust, (6) such of the key executives of the Company who are a party to a Severance Contract whose benefits under such Severance Contract are to be funded through the Master Trust and (7) such of the participants (and their designated beneficiaries) under each of the other Director and Executive Plans whose benefits under such plan are to be funded through the Master Trust.  The Company shall determine, from time to time, the persons who are to be a “Beneficiary” and the Company shall give the Trustees prompt written notice of any such determination.

          B.  “Board” means the Board of Directors of DPL Inc.

          C.  “CEO” means the Chief Executive Officer of DPL, duly installed, from time to time, prior to a Change of Control.  However, “Committee” will be substituted for “CEO” with respect to the CEO’s rights and benefits in the Plans.

          D.  “Change of Control” means any change in control of DPL, or its principal subsidiary, DP&L, of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the ‘Exchange Act’) as determined by the Board of Directors of DPL in its sole discretion; provided that, without limitation, such a Change of Control shall be deemed to have occurred if (i) any ‘person’ (as such term is defined in Sections 13(d) and 14(d)(2) of the Exchange Act; hereafter, a ‘Person’) other than DPL or DP&L or an entity then directly or indirectly controlling, controlled by or under common control with DPL or DP&L is on the date hereof or becomes or commences a tender offer to become the beneficial owner, directly or indirectly, of securities of DPL or DP&L representing (A) 15% or more of the combined voting power of the then outstanding securities of DPL or DP&L if the acquisition of such beneficial ownership or such tender offer is not approved by the Board of Directors of DPL prior to the acquisition or the commencement of such tender offer or (B) 50% or more of such combined voting power in all other cases; (ii) DPL or DP&L enters into an agreement to merge or consolidate itself, or an agreement to consummate a ‘combination’ or ‘majority share acquisition’ in which it is the ‘acquiring corporation’ (as such terms are defined in Ohio Rev. Code §1701.01 as in effect on December 31, 1990) and in which shareholders of DPL or DP&L, as the case may be, immediately prior to entering into such agreement, will beneficially own, immediately after the effective time of the merger, consolidation, combination or majority share acquisition, securities of DPL or DP&L or any surviving or new corporation, as the case may be, having less than 50% of the ‘voting power’ of DPL or DP&L or any surviving or new corporation, as the case may be, including ‘voting power’ exercisable on a contingent or deferred basis as well as immediately exercisable ‘voting power’, excluding any merger of DPL into DP&L or of DP&L into DPL; (iii) DPL or DP&L enters into an agreement to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets to any Person other than to a wholly owned subsidiary or, in the case of DP&L, to DPL or a wholly owned subsidiar(ies) of DPL; but not including (A) a mortgage or pledge of assets granted in connection with a financing or (B) a spin-off or sale of assets if DPL continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market; (iv) any transaction referred to in (ii) or (iii) above is consummated; or (v) those persons serving as directors of DPL or DP&L on February 1, 2000 (the ‘Original Directors’) and/or their Successors do not constitute a majority of the whole Board of Directors of DPL or DP&L, as the case may be (the term ‘Successors’ shall mean those directors whose election or nomination for election by shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of DPL or DP&L, as the case may be, at the time of such election or nomination for election).

          E.  “Committee” means the Compensation and Management Review Committee of the Board (or such other committee(s) as may be designated by the Board from time to time administer any of the Plans) appointed and acting as such prior to a Change of Control.

          F.  “Company” means DP&L, DPL Inc. (“DPL”), and any entity controlling, controlled by or under common control with DP&L or DPL Inc. or a successor to either such entity.  Any reference in this Agreement to “Company” with respect to a particular Plan or that requires action by a specific Plan sponsor shall be deemed to only apply to the entity which is a party to such Plan.

          G.  “DDCP” means The Dayton Power and Light Company 1991 Amended Directors Deferred Compensation Plan, as may be amended from time to time.

          H.  “DDSCP” means the DPL Inc. Directors Deferred Stock Compensation Plan, as may be amended from time to time.

          I.  “KEDCP” means the Key Employees Deferred Compensation Plan, as may be amended from time to time.

          J.  “Master Trust” means the trust created by this Agreement.

          K.  “MSIP” means The Dayton Power and Light Company Management Stock Incentive Plan, as may be amended from time to time.

          L.  “Plans” means such of the Director and Executive Plans (including, without limitation, the DDCP, DDSCP, KEDCP, MSIP, SERP and Severance Contracts) all or a portion of the benefits under which are to be funded through the Master Trust.  The Company shall determine, from time to time, which of the Director and Executive Plans, and what portion of the benefits thereunder, are to be funded through the Master Trust and the Company shall give the Trustees prompt written notice of any such determination.

          M.  “Property” means any cash, Shares, insurance contracts, annuity contracts or any other property of any description transferred by the Company to the Master Trust.

          N.  “SERP” means The Dayton Power and Light Company Supplemental Executive Retirement Plan, as may be amended from time to time.

          O.  “Share” or “Shares” means the Common Shares of DPL Inc. and any share or shares of DPL Inc. hereafter issued or issuable in substitution for such share.

          P.  “Trust Corpus” means all of the Property, appreciation thereof and any income earned from the investment of the Property in whatever form held.

          Q.  “Trustees” means any trustee or trustees jointly or collectively serving as the Trustees hereunder.

ARTICLE 2

THE MASTER TRUST

          A.  The Trust.  Subject to the terms and conditions of this Agreement, the Master Trust is established exclusively for the benefit of the Beneficiaries.

          B.  Appointment of Trustees.  DP&L hereby appoints Bank One, Chernesky, Broock, and Caspar as the Trustees of the Master Trust.

          C.  Acceptance.  The Trustees accept the duties and obligations of the Trustees hereunder and agree to accept delivery of the Property, and agree to hold and invest the Property and administer the Trust Corpus in accordance with the terms of this Agreement.

          D.  Fiduciary Responsibilities.  The Trustees shall discharge their duties hereunder solely in the interests of the Beneficiaries, with the care, skill, prudence and diligence that a prudent person acting in a like capacity would use in the conduct of an enterprise of like character and with like aims.

ARTICLE 3

FUNDING

          A.  Initial Transfer of Property.  On or before December 31, 1986 and from time to time thereafter, the Company has transferred to the Master Trust such Property as it determined to be equal to the value of benefits then accrued under all of the Plans.  At any time, or from time to time, on or prior to a Change of Control, DP&L may determine the value of the benefits of the Beneficiaries then accrued under the Plans to the extent such benefits are to be funded through the Master Trust as determined by DP&L and, to the extent that the value of the Property then held in the Master Trust exceeds the value of such benefits then accrued, upon direction by DP&L the Trustees shall transfer such excess as directed by DP&L.

          B.  Additional Transfers of Property.  On or before the twentieth day following the end of each successive calendar quarter, DPL Inc. or DP&L shall continue to transfer or cause to be transferred to the Master Trust such additional Property as DP&L shall determine to be equal to the value of benefits of all Beneficiaries under the Plans which benefits have been earned and accrued through the end of such calendar quarter and which benefits are to be funded through the Master Trust as determined by DP&L.  In addition, DPL Inc. or DP&L shall pay or cause to be paid to the Master Trust such other amounts as it considers appropriate, in its sole discretion, for the payment of benefits under the Plans and the expenses of administration of the Master Trust.  Prior to a Change of Control, in the event that DP&L determines that any of the benefits under the Plans which are then being funded under the Master Trust should thereafter be funded under one of the Other Trusts, then the Trustees shall transfer to the trustees of such Other Trust such portion of the Trust Corpus as DP&L determines is necessary to fund such benefits which thereafter are to be funded through such Other Trust.

          C.  Determination of Property to be Transferred.  The amounts of Property to be transferred to the Master Trust shall be determined by DP&L in accordance with generally accepted accounting principles and with the assistance of any qualified independent consultants, when needed, who may be selected by DP&L in its sole discretion.  In determining the amounts of Property to be transferred to the Master Trust, DP&L shall take into consideration the amount of income which may be earned on the Trust Corpus.  If the income of the Master Trust is not sufficient to provide the Beneficiaries with the rate of return required on the Beneficiaries’ Accounts by any of the Plans, then within twenty (20) days following the end of each calendar quarter DP&L or DPL Inc. shall contribute or cause to be contributed an additional amount of Property to the Master Trust so that the Beneficiaries’ Accounts reflect the balance as specified by each such Plan.

          D.  Transfers Upon and After a Change of Control.  Immediately prior to a Change of Control, or on a Change of Control in the event of a Change of Control described in Article 1.D.(i), DP&L or DPL Inc. shall transfer or cause to be transferred, to either the Master Trust and/or to one or more of the Other Trusts, Property in an aggregate amount equal to all benefits which pursuant to the Plans, have vested, have been awarded or have been deemed to be vested or earned as a result of such Change of Control or that otherwise may become due or payable to any Beneficiary under any of the Plans or any award letter as a result of such Change of Control.  In addition, following a Change of Control, the determination of the amounts of Property to be transferred to the Master Trust by DP&L or DPL under Article 3, paragraphs B and C hereof, shall be subject to approval and adjustment by the Trustees in accordance with the standards outlined therein, and any such adjustment made by the Trustees, when written notification thereof has been sent to DP&L and DPL Inc., shall be conclusive.

ARTICLE 4

THE TRUST CORPUS

          Subject to subsection B of this Article 4 and to Article 5 hereof, the Trustees shall hold, invest and administer the Trust Corpus and shall dispose thereof exclusively for the uses and purposes hereinafter specified and in accordance with the terms and provisions hereof.

          A.  Status of Trust.  The Master Trust is part of the Company’s program established for the purpose of providing deferred and incentive compensation to its directors and key employees and is intended to be exempt from Parts 1 through 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended.  The Company intends the Master Trust to be treated as a grantor trust of DP&L within the meaning of the Internal Revenue Code and all income attributable to the Property shall be reported by DP&L.

          B.  Amendment; Revocability; Reversion of Trust Corpus.  DP&L or DPL Inc. may alter, amend or revoke the Master Trust at any time prior to a Change of Control by instrument in writing delivered to the Trustees; provided, however, if the Master

Trust is altered or amended, the duties, powers and responsibilities of the Trustees shall not be substantially changed without the consent of the Trustees.  In the event of the revocation of the Master Trust, the Trustees shall deliver the Trust Corpus then held by the Trustees as directed by DPL Inc. and DP&L.  Any amendment, alteration or revocation of the Master Trust will not in any manner affect the benefits of any Beneficiary under any of the Plans.  Upon a Change of Control, the Master Trust shall become irrevocable without further action by the Company; provided, however, that in the event the Change of Control event is an event described in ARTICLE 1, paragraph D.(ii) or (iii), or merely the commencement of a tender offer as described in D(i), then, following such a Change of Control, DP&L or DPL Inc. may alter, amend or revoke the Master Trust as provided above if, but only if, (i) the Trustees receive a written statement signed by a majority of those persons serving as Original Directors of DPL Inc. or their Successors that the event giving rise to the Change of Control will not be consummated, effectuated or otherwise result in a subsequent Change of Control, and (ii) such statement is accepted, in writing, by those Beneficiaries who are, at the time of the Change of Control, members of DPL Inc.’s Board of Directors or full time employees of DPL Inc., DP&L or any other entity comprising the Company, and whose Accounts comprise seventy-five percent (75%) or more of the Accounts of all such Beneficiaries.  The terms “Original Directors” and “Successors” shall have the meaning specified in Section D of Article 1 of this Agreement.

     Upon and after a Change of Control the Master Trust shall be terminated upon, but only upon, the final payment of all amounts payable to all of the Beneficiaries pursuant to the Plans, the resolution of all litigation, as provided in Article 5.I. hereof, to the satisfaction of the Trustees, and the payment of all amounts due to the Trustees hereunder and of all costs and expenses chargeable to the Master Trust.  Upon termination of the Master Trust, the Trustees shall have a right to have their accounts settled as provided in Article 5.M. hereof.  Promptly upon termination of the Master Trust, and after payment of all fees, expenses and indemnities due to or incurred by the Trustees hereunder, any remaining portion of the corpus of the Master Trust shall be paid to DP&L; provided, however, that any Shares which have been contributed to the Master Trust by DPL Inc. after May 16, 2001, shall be distributed to DPL Inc.

          C.  Separate Accounts.  Prior to a Change of Control, DP&L (or such other person or persons it designates as administrator for the Plans (“Administrator”) shall maintain separate accounts (“Accounts”) for each Beneficiary, but only as a mechanism for measuring the potential amounts of cash or Shares which may be distributed under the Plans through the Master Trust.  Following a Change of Control, the Trustees shall be entitled to retain an Administrator to maintain the Accounts as provided above on behalf of the Master Trust, and DPL and DP&L hereby agree to provide the Trustees with all necessary or appropriate information in connection therewith.  DP&L shall retain beneficial ownership of all amounts credited to a Beneficiary’s Account and such amounts shall remain subject to the claims of DP&L’s creditors.  No Beneficiary shall have any property interest in the Trust Corpus.

     In monitoring the Accounts for each Beneficiary, DP&L or other Administrator shall credit and debit each Beneficiary’s Account with his pro rata portion of (1) the Property, and (2) the Beneficiary’s share of the income of the Master Trust.  A Beneficiary’s separate Account shall be reduced to reflect any distributions of Trust Corpus to a Beneficiary and any payment to creditors as provided in Article 5.D. or Article 6.A. hereof from the Trust Corpus.  To the extent the Trustees are required to transfer any part of the Trust Corpus to creditors as provided in Article 5.D. or Article 6.A., or the Trust Corpus is otherwise insufficient to fully fund all Beneficiary Accounts, the amount in each Beneficiary’s Account shall be reduced proportionately based on the ratio of the value of the amount in each Beneficiary’s Account to the value of the aggregate amount in the Accounts of the Beneficiaries as a group.

ARTICLE 5

TRUSTEE’S DUTIES, RIGHTS AND POWERS

          A.  Investments.  Prior to a Change in Control, DP&L or DPL Inc. shall retain the right to direct the investment of the Trust Corpus.  In the absence of any investment instructions from DP&L or DPL Inc., or after a Change in Control, other than a Change of Control consisting only of the commencement of a tender offer, notwithstanding any contrary instructions from DP&L or DPL Inc., unless otherwise provided in this Paragraph A the Trustees shall, to the extent practicable, keep the Trust Corpus invested in one or more of the following types of investments, or in one or more funds whose assets are primarily invested in one or more of the following types of investments, or in a combination thereof as determined by the Trustees in their sole discretion:  (1) taxable obligations of, or guaranteed as to principal and interest by, the U.S. Government, (2) taxable corporate debt obligations, including commercial paper, having a rating from either Moody’s Investors Service, Inc. or Standard & Poor’s  Rating Group in one of the three highest rating categories of either of such rating agencies for obligations of such type, (3) guaranteed investment contracts issued by insurance companies having a rating from The A. M. Best Company of “A” or higher, (4) Shares, to the extent held by the Master Trust upon the occurrence of the Change of Control, or (5) any investment in which the Accounts of the Beneficiaries are deemed invested for purposes of calculating the earnings credited to the Beneficiaries by the Plans (the investments described in clause (5) being herein referred to as “Eligible Investment Options,” and the investments described in the foregoing clauses (1), (2), (3), (4), and (5) being herein collectively referred to as “Fund A”).  If a Change of Control consists of the commencement of a tender offer, the Trustees shall vote or dispose of or retain the Shares held in the Trust Corpus in accordance with the recommendations, if any, DPL Inc.’s Board makes to DPL Inc. shareholders generally or, if no recommendation is made by DPL Inc.’s Board, the Trustees shall act as they shall determine in their sole discretion.  Notwithstanding the foregoing provisions of this Paragraph A, after a Change of Control the Trustees, in their sole and absolute discretion, may appoint an investment advisor or advisors registered under the Investment Advisors Act of 1940 to direct the Trustees with respect to investment of all or part of the Trust Corpus.  In lieu of investing all or part of the Trust Corpus in Fund A, the Trustees may instead follow the recommendation of any such investment advisor.  If a Change of Control consists of the commencement of a tender offer and DPL Inc.’s Board makes no recommendation to shareholders generally as to the voting, disposition or retention of Shares, the Trustees may act in accordance with the recommendation of any such investment advisor in connection with the disposition or retention of such Shares.  Any investment advisor so designated shall give written recommendations to the Trustees concerning the investment of the Trust Corpus.  Upon receipt of such written recommendations from the investment advisor, the Trustees may perform all acts necessary and advisable to carry out such written recommendations as expeditiously as reasonably possible, and the Trustees shall have no duty to conduct an independent investigation of the propriety of such written directions.  The investment advisor shall be entitled to receive reasonable compensation for the year during which the investment advisor actually performs advisory services.  The Trustees shall not be liable in any manner to any Beneficiary or the Company on any claim of loss or reduction of potential benefits under the Plans by reason of the Trustees investing in any Fund A category of assets, following the directions of DP&L or DPL Inc. prior to a Change of Control, or following the directions of any investment advisor appointed after a Change of Control.

          B.  Voting Instructions for Shares Awarded Pursuant to the DDSCP.  With respect to Shares awarded to directors pursuant to the DDSCP, the Individual Trustees shall solicit instructions from the directors regarding the manner in which Shares, options, conversion privileges, or subscription rights held by the Master Trust in the director’s separate account shall be voted or exercised.  Such solicitation shall inform the director of the number of Shares, options, conversion privileges, or subscription rights credited to his separate account as a result of an award of Shares from the DDSCP as of the last day preceding such notice, describe the matters to be voted upon or exercised and solicit the director’s instructions regarding the voting or exercise of such Shares, options, conversion privileges, or subscription rights.  The Individual Trustees shall take into consideration the director’s instructions regarding the voting of such Shares or the exercise of options, conversion privileges or subscription rights but shall retain the discretion to vote such Shares or exercise such options, conversion privileges, or subscription rights in the Individual Trustees’ discretion other than as instructed by the director.

          C.  Distributions.  Upon instructions from DP&L or DPL Inc. prior to a Change of Control, the Trustees shall distribute to a Beneficiary the benefits to which the Beneficiary is entitled under the terms of the applicable Plan or Plans as determined by DP&L or DPL Inc.  Following a Change of Control, the Trustees shall make distributions to the Beneficiaries to the extent necessary to satisfy the obligations to such Beneficiaries under and in accordance with the provisions of the Plans, to the extent those obligations are being funded through the Master Trust.  Following a Change of Control, the Trustees shall consult with DP&L or DPL Inc. to the extent they deem necessary respecting the distributions to Beneficiaries necessary to satisfy the obligations under the Plans, but all decisions regarding such distributions shall be made by the Trustees.  Notwithstanding the foregoing, nothing in this Master Trust shall relieve DP&L or DPL Inc. of its direct obligation to the Beneficiaries under the Plans, irrespective of the Property constituting the Trust Corpus.

          D.  Payments to Creditors.  Prior to a Change of Control, payment by the Trustees to any creditor of the Company other than a Beneficiary shall be made only upon instructions from DP&L or pursuant to the final judgment of any court of competent jurisdiction.  The Trustees shall notify DP&L prior to any payment of any part of the Trust Corpus to any creditor of the Company other than a Beneficiary.

     Following a Change of Control, payments by the Trustees to any creditor shall be made only as provided in Article 6, paragraph A of this Agreement.

          E.  Records.  The bank or trust company which is serving as a Trustee, or, if no bank or trust company is so serving, the Trustees, shall maintain proper records, which records may be audited from time to time by the Company or by anyone named by the Company.

          F.  Information Reports.  Within twenty (20) days of the close of any calendar quarter, the bank or trust company which is serving as a Trustee, or, if no bank or trust company is so serving, the Trustees, shall furnish to the Company and each Beneficiary such information in its or their possession as the Company or the Beneficiary may need for tax or other purposes.

          G.  Withholdings.  If required by DP&L, and in accordance with the instructions of and information provided to it by DP&L, the bank or trust company which is serving as a Trustee, or, if no bank or trust company is so serving, the Trustees, shall withhold any taxes or other amounts required to be withheld by applicable law from any distribution to a Beneficiary, and pay such taxes or amounts to the appropriate agency.

          H.  Disputed Property.  The Trustees may detain any legally disputed property until an appropriate final judgement is obtained from a court of competent jurisdiction; provided that the Trustees shall, unless prohibited by law or otherwise directed by a court of competent jurisdiction, make the distribution(s) contemplated in Article 5.C hereof.

          I.  Litigation.  Following a Change of Control, the Trustees may maintain any litigation they consider necessary in connection with, or compel compliance with the terms of, the Master Trust or otherwise in connection with the Trustees’ duties under the Master Trust; including actions, claims or proceedings the Trustees deem to be necessary to insure funding of the Master Trust as provided in this Agreement, insure proper segregation of property and income into Accounts as provided in Article 4, paragraph C of this Agreement, and insure receipt of proper information respecting the distribution of Trust Corpus to Beneficiaries as provided in Article 5, paragraph C of this Agreement; provided, however, that the Trustees shall be under no obligation to begin,  maintain or defend any litigation or judicial proceeding unless they shall be reasonably satisfied that the Master Trust or other arrangements, or a combination thereof, provide them with adequate indemnification with respect to the costs and expenses of such litigation or proceeding.

          J.  Other Actions.  The Trustees may take such other actions, including without limitation, the employment of agents, accountants, attorneys and other advisors deemed by the Trustees to be necessary or appropriate for the proper administration of the Master Trust.

          K.  Possession of Property.  If a bank or trust company is serving as a Trustee hereunder, then such bank or trust company shall, at all times, have custody of the Trust Corpus and all certificates, titles and other evidences of ownership of the same may be registered in the name of such Trustee or a nominee or nominees selected by such Trustee.  Such bank or trust company shall make all payments, disbursements and distributions from the Trust Corpus, and all assignments, transfers and conveyances thereof, and the other trustees shall not be obliged to sign or countersign any checks, orders or vouchers or any deeds, bills of sale, assignments or other instruments in connection therewith.  If no bank or trust company is acting as Trustee hereunder, the Trustees may appoint a bank or trust company or other person or entity to act as custodian (the “Custodian”) for securities and any other Trust assets.  Any such appointment shall terminate when a bank or trust company begins to serve as Trustee hereunder.  The Custodian shall keep the deposited property, collect and receive the income and principal, and hold, invest, disburse or otherwise dispose of the property or its proceeds (specifically including selling and purchasing securities, and delivering securities sold and receiving securities purchased) upon the order of the Trustees.

          L.  Exercise of Powers.  Except as otherwise expressly provided herein, all of the powers and discretions vested in the Trustees shall be exercised with the concurrence of a majority of the Trustees then serving hereunder; all of the powers and discretions vested in each of the Trustees in the Master Trust shall be exercised by each Trustee in a fiduciary manner.

          M.  Accounting.  The bank or trust company which is serving as a Trustee, or, if no bank or trust company is so serving the Trustees, shall annually, or at such more frequent intervals as they may deem desirable (and upon termination of the Master Trust or if and when a trustee ceases to be a trustee thereof), render an accounting with respect to the Master Trust covering the period from the date of the next preceding such accounting to DP&L and DPL Inc.  The written acceptance by DP&L or DPL Inc. of any accounting rendered by such bank or trust company or the Trustees shall fully and completely release and discharge all of the Trustees from any liability or accountability to anyone with respect to the propriety of the acts and transactions reflected in such accounting.  If such acceptance is not made by DP&L or DPL Inc., then upon the expiration of ninety (90) days after the rendering of such accounting, the Trustees shall be forever released or discharged from any liability or accountability to anyone with respect to the propriety of the transactions and actions reflected in such accounting, except with respect to any such transaction or act as to which DP&L or DPL Inc. shall have filed written exceptions with the Trustees within such ninety (90) days.  The Trustees shall have the right at any time in their discretion to a judicial settlement of their account.

ARTICLE 6

GENERAL PROVISIONS

          A.  Trust Corpus Subject to Claims of Creditors.  The Trust Corpus shall be subject to the claims of the creditors of DP&L as provided in Article 5, paragraph D of this Agreement.  Following a Change of Control, the Trust Corpus shall be subject to the claims of creditors of DP&L only and then, except for Beneficiaries as provided herein, only in the case of insolvency or bankruptcy of DP&L; notwithstanding the foregoing, any Shares which have been contributed to the Master Trust by DPL Inc. after May 16, 2001 (the “Subject Shares”), shall be subject to the claims of creditors of both DP&L and DPL Inc. in the event, and only in the event, of the insolvency or bankruptcy of DP&L or DPL Inc..  The Board and CEO are responsible for giving the Trustees timely written notice of insolvency or bankruptcy.  The word “insolvency” as used in this Agreement shall be deemed the inability of DP&L or DPL Inc., as the case may be, to pay debts as they mature.  The word “bankruptcy” as used in this Agreement shall be deemed to occur when DP&L or DPL Inc., as applicable, is subject to a pending proceeding as a debtor under the U.S. Bankruptcy Code.  Upon receipt of notice or other written allegation of insolvency or bankruptcy, the Trustees will cease making payments to Beneficiaries.  Thereafter, for as long as such insolvency or bankruptcy exists the Trustees will hold the Trust Corpus for the benefit of DP&L’s creditors’ (or DPL Inc.’s creditors in the case of the Subject Shares) claims as directed by a court of competent jurisdiction, and the Beneficiaries have only the Company’s unsecured promise to pay benefits under the terms of the Plans and the status of an unsecured general creditor of the Company.  The Beneficiaries receive and have no security interest in the Trust Corpus.

          B.  Company Undertaking.  Following a Change of Control, DP&L or DPL Inc. shall forward to the Trustees copies of (1) all election forms which have been filed or which hereinafter will be filed with the Company pursuant to the Plans, (2) any beneficiary designations filed with the Company by any Beneficiary, (3) the name of the surviving spouse of any Beneficiary participating in the SERP, as provided in Section 4.4 or 4.6 of the SERP, and (4) all information necessary or appropriate in connection with the periodic computation of Accounts for each Beneficiary.  Any change in a beneficiary designation must specify the particular Plan to which it relates and will revoke all prior designations only with respect to such Plan.  Absent actual notice of the contrary (which may include notice from the Beneficiary), the Trustees may treat the beneficiary designated pursuant to the then most recent election form forwarded to them by DP&L or DPL Inc. as the then current designated beneficiary for purposes of the Master Trust.

          C.  Notification of Change of Control.  The CEO shall immediately notify each of the Trustees of any Change of Control.  In the event of any Change of Control, any and all authority which pursuant to any Plan document or the Master Trust is exercisable by DP&L, DPL Inc., the Company, the Committee or the CEO prior to a Change of Control, shall thereafter be exercisable by the Trustees.

          Upon a Change of Control, DP&L shall furnish to the Trustees a true and complete copy of each of the Plans as then in effect.  The Trustees may rely on each of such documents provided by DP&L as being true, complete and accurate in all respects.

          D.  Nonalienation of Benefits.  No interest of any Beneficiary under the Master Trust or right to receive any payment or distribution under the Master Trust shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, such Beneficiary, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

          E.  Participation in Litigation.  In any action or proceeding regarding the Master Trust, no Beneficiary shall be a necessary party.  However, after a Change of Control the Trustees shall provide all affected Beneficiaries with prompt written notice of any such action or proceeding and any affected

Beneficiary may but shall not be required to seek to intervene therein.  Any final judgment of a court of competent jurisdiction shall be binding and conclusive on the parties thereto and all affected persons having or claiming to have any interest in the Master Trust.

          F.  Trustees’ Action Conclusive.  Except as otherwise provided by law, the Trustees’ exercise or non-exercise of their rights and powers in good faith shall be conclusive on all persons.  No other person shall be obliged to see to the application of any money paid or property delivered to the Trustees.

          G.  Missing Persons.  If any payment to be made by the Trustees to a Beneficiary from the Master Trust is not claimed or accepted by the Beneficiary, the Trustees shall notify DP&L of that fact.  The Trustees shall not have any obligation to search for or ascertain the whereabouts of any Beneficiary.

          H.  Incapacitated Beneficiaries.  While a Beneficiary who is entitled to a payment or distribution hereunder is under a legal disability or, in the Trustees’ opinion, in any way is incapacitated so as to be unable to manage his financial affairs, the Trustees may make any distribution to a Beneficiary by making it (i) directly to the Beneficiary, (ii) to a custodian for the Beneficiary under an applicable state Uniform Gifts to Minors Act, (iii) to a legal guardian of the Beneficiary or (iv) in such other manner as the Trustees deem best, to be applied as received for the benefit of the Beneficiary; and the Trustees shall not, however, be required to see to the application of any distribution so made.

          I.  Liability of Trustees.  No Trustee shall be responsible for any loss which does not result from such Trustee’s own neglect or misconduct, and no Trustee shall be responsible for any loss which results from acts or omissions of another Trustee or from acts or omissions, or following the recommendations, of the Trustee’s agents or advisors selected with reasonable care.  The Company shall not be responsible for any acts or omissions of the Trustees, and, except as expressly provided herein, shall have no liability with respect to the administration of or any other aspect of the Master Trust.

          J.  Indemnification.  No Trustee or director, officer or employee (or former director, officer or employee) of any Trustee shall be liable for any act done or omitted to be done by such Trustee or director, officer or employee (or former director, officer or employee) of any Trustee in good faith in the administration of the Master Trust or the investment of the Property (including, without limitation, investment in any Fund A category of assets or investment in any asset made upon the direction of DPL or DP&L or the recommendation of an investment advisor, as provided in Article 5.A. hereof) or disposition of the Trust Corpus.  Each Trustee and each director, officer and employee (and each former director, officer, employee) of the Trustees shall be indemnified by the Company and saved harmless (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with respect to the Master Trust) from and against any and all claims of liability to which they are subjected by reason of any act done or omitted to be done in good faith in connection with the administration of and the enforcement of the provisions of the Master Trust (including, without limitation, from expenses incurred in the pursuit of litigation as provided in Article 5, paragraph I hereof) or the investment of the Property (including, without limitation, investment in any Fund A category of assets or investment in any asset made upon the direction of DPL or DP&L or the recommendation of an investment advisor, as provided in Article 5.A. hereof) or disposition of the Master Trust, including, without limitation, all expenses reasonably incurred in their defense.  Any amount owed to any Trustee for indemnification may be satisfied, without limitation, from the assets of the Master Trust.  In the event that payment is made hereunder from the assets of the Master Trust, the Trustees shall promptly notify DP&L or DPL Inc. in writing of the amount of such payment.  DP&L and DPL Inc. agree that, immediately upon receipt of such notice, they will transfer to the Master Trust an amount in cash (or equivalent value in marketable securities or in some combination thereof) equal to any payments made hereunder to the Trustee.  The failure of DP&L or DPL Inc. to transfer any such amount shall not in any way impair the Trustees’ right to indemnification, reimbursement and payment pursuant to the provisions.  The provisions of this Article 6, paragraph J shall survive the termination of this Master Trust.

          K.  Action by the Company.  Any action with respect to the Master Trust required or permitted to be taken by the Company may be taken under the authority of a general resolution of its Board of Directors authorizing any officer of the Company to take such required or permitted action.

          L.  Evidence.  Evidence required of anyone under the Master Trust shall be signed, made or presented by the proper party or parties and may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable.

          M.  Waiver of Notice.  Any notice required under the Master Trust may be waived by the person entitled to such notice.

          N.  Gender and Number.  Words denoting the masculine gender shall include the feminine and neuter genders and the singular shall include the plural and the plural shall include the singular wherever required by the context.

          O.  Binding Effect.  This Agreement will be binding on the Trustees and their successors and on the Company and its successors and assigns.

          P.  Severability.  If any provision of this Master Trust is held to be illegal or invalid, such illegality or invalidity shall not affect the remaining provisions of the Master Trust, and they shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

          Q.  Effect of Plan Provisions. Notwithstanding any inference to the contrary contained in the Master Trust or the Plans:  the Trustees’ rights, powers, titles, duties, responsibilities, discretions and immunities shall be governed solely by the Master Trust without reference to the provisions of the Plans; prior to a Change of Control, the Trustees shall have no duty to (1) require the Company to make contributions to the Master Trust, (2) determine whether the contribution to the Master Trust complies with the Plans or (3) determine whether the assets of the Master Trust are adequate to provide any benefits payable pursuant to the Plans.

          R.  Trustees’ Compensation and Expenses.  The Trustees shall receive in each year a reasonable fee for the services rendered by the Trustees hereunder during such year.  The Trustees shall be reimbursed for their expenses that are reasonably necessary and incident to the administration of the Master Trust.  The Trustees shall have the right to payment and reimbursement of such fees and expenses from DP&L and DPL Inc. unless the same are otherwise paid including from Trust Corpus.

          S.  Taxes.  The Trustees shall not be personally liable for any real and personal property taxes, income taxes and other taxes of any kind levied or assessed under existing or future laws against the assets of the Master Trust.  All taxes attributable to the assets of the Master Trust shall be paid by the Company.

          T.  Bond.  No bond shall be required of any Trustee or substitute or successor Trustee at any time serving hereunder.

          U.  Filings.  The bank or trust company which is serving as a Trustee, or, if no bank or trust company is so serving, the Trustees, shall prepare and file all federal, state and local tax returns (or in lieu thereof comply with any applicable optional filing methods) as may be required for the Master Trust.  DP&L and DPL Inc. shall have the opportunity to review all tax returns prepared by the Trustees prior to the filing date of such returns.

          V.  Headings.  The word headings of the sections of this instrument are supplied solely for the purpose of facilitating reference to such sections, and shall not in any way alter, amend, supplement, subtract from or otherwise change the Master Trust or any part thereof.

          W.  Construction.  This Master Trust has been accepted by the Trustees in the State of Ohio and under the laws of that state, and all questions pertaining to its validity, construction and administration shall at all times be determined under and in accordance with such laws.

          X.  Counterparts.  This Master Trust may be executed in one or more counterparts, each of which will be deemed to be an original, and it will not be necessary in making proof of this Master Trust to produce on account for more than one of such counterparts.

          Y.  Information.  Each of the Trustees shall furnish to the other Trustees and to the Company such information and reports with respect to the Master Trust as either of the other Trustees or the Company may reasonably request from time to time.

ARTICLE 7

RESIGNATION; REMOVAL; SUCCESSOR TRUSTEES

          A.  Resignation or Removal of Trustees.  A Trustee may resign at any time as a Trustee of the Master Trust by delivering notice of such resignation not less than thirty (30) days prior to the effective date thereof to the Company and each of the other Trustees then serving hereunder.  Prior to a Change of Control, the Company may remove a Trustee at any time for any reason by notice to the Trustees.  Upon a Change of Control, Bank One shall immediately and without further action be removed as a Trustee.  Further, upon a Change of Control the Company may not remove a Trustee; however, a Trustee may be removed at any time by the affirmative vote of a majority of the remaining Trustees.

          B.  Successor or Additional Trustees.  Prior to a Change of Control, the Company shall have the right to appoint successor or additional Trustees who shall, upon acceptance of the Master Trust, succeed to and be vested with all of the title, powers, discretions, privileges, duties and immunities of a Trustee hereunder.  Upon a Change of Control, a majority of the Trustees may appoint successor or additional Trustees who shall, upon acceptance of the Master Trust, succeed to and be vested with all of the title, powers, discretions, privileges, duties and immunities of a Trustee hereunder.

ARTICLE 8

NOTICES

          Any notices, requests, instructions, demands or other communications required or permitted under this Agreement shall be in writing and shall be sufficiently communicated if delivered in person or if sent by U.S. Mail, postage prepaid, and properly addressed as follows:

If to the Trustees:	BANK ONE TRUST COMPANY, N.A.
Institutional Account Administration
1111 Polaris Parkway, Suite 2N
Columbus, Ohio 43240

Richard J. Chernesky, Esq.
Chernesky, Heyman & Kress
10 Courthouse Plaza, S.W.
Suite 1100
P.O. Box 3808
Dayton, Ohio 45401-3808

Richard A. Broock, Esq.
Chernesky, Heyman & Kress
10 Courthouse Plaza, S.W.
Suite 1100
P. O. Box 3808
Dayton, Ohio 45401-3808

Frederick J. Caspar, Esq.
Chernesky, Heyman & Kress
10 Courthouse Plaza, S.W.
Suite 1100
P. O. Box 3808
Dayton, Ohio 45401-3808

If to the Company:	The Dayton Power and Light Company
MacGregor Park
1065 Woodman Drive
P.O. Box 1247
Dayton, Ohio 45432
Stephen F. Koziar, Jr., Esq.

Any party may from time to time change its address for purposes hereof by giving notice of such change to the other party, but no such change shall be deemed to be effective until notice thereof is actually received by the party to whom it is directed.

          IN WITNESS WHEREOF, DPL Inc, DP&L and the Trustees have executed this Master Trust on or as of the day and year first above written.

DPL INC.

By	/s/ALLEN M. HILL

Its:	President and CEO

THE DAYTON POWER AND LIGHT COMPANY

By	/s/S.F. KOZIAR

Title:	Group Vice President

for the “Company”

BANK ONE TRUST COMPANY, N.A.

By	/s/RICHARD P.

Title:

/s/RICHARD J. CHERNESKY

Richard J. Chernesky

/s/RiCHARD A. BROOCK

Richard A. Broock

/s/FREDERICK J. CASPAR

Frederick J. Caspar
“Trustees”

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